Exhibit 99.1

news release

www.pplnewsroom.com

Contacts:	For news media – Ryan Hill, 610-774-5997
For financial analysts – Andy Ludwig, 610-774-3389

PPL Corporation Reports Second-Quarter Earnings

•	Announces strong second-quarter reported earnings of $0.73 per share and earnings from ongoing operations of $0.55 per share.

•	Raises midpoint of 2018 earnings guidance.

ALLENTOWN, Pa. (August 7, 2018) - PPL Corporation (NYSE: PPL) on Tuesday (8/7) announced second-quarter 2018 reported earnings (GAAP) of $515 million or $0.73 per share, an increase from second-quarter 2017 reported earnings of $292 million, or $0.43 per share.
Reported earnings for the first six months of 2018 were $967 million, or $1.38 per share, an increase from $695 million, or $1.01 per share, for the first six months of 2017.
Adjusting for special items, second-quarter 2018 earnings from ongoing operations (non-GAAP) were $384 million, or $0.55 per share, compared to $356 million, or $0.52 per share, a year ago, a per-share increase of about 6 percent. The increase in ongoing earnings was driven by higher earnings at PPL’s U.K. segment.
Earnings from ongoing operations for the first six months of 2018 were $901 million, or $1.29 per share, compared to $781 million, or $1.14 per share, for the first six months of 2017, a per-share increase of about 13 percent. This increase was driven by higher earnings at PPL’s U.S. businesses.
"Our regulated utilities continue to excel operationally as we invest in the future for our customers," said William H. Spence, PPL's chairman, president and chief executive officer. "We have also addressed the impacts of tax reform, taken the necessary steps to strengthen our credit metrics through the execution of an equity forward, and remain well positioned to deliver competitive earnings growth and a secure and growing dividend.
"Following another strong quarter, we've raised the midpoint of our ongoing earnings guidance for 2018," Spence said.
With the effect of special items recorded through the second quarter, the company's forecast range for 2018 reported earnings is $2.34 to $2.49 per share.
PPL's new forecast range for 2018 earnings from ongoing operations is $2.25 to $2.40 per share, with a midpoint of $2.33 per share, an increase from the previous forecast of $2.20 to $2.40 per share, with a midpoint of $2.30 per share.
The company continues to expect 5 to 6 percent compound annual earnings growth per share from 2018 through 2020 off of its original 2018 ongoing earnings forecast midpoint of $2.30 per share.
In addition to announcing second-quarter earnings, Spence said PPL has continued to demonstrate value to customers through its investments and operational effectiveness. The corporation's Kentucky Utilities and PPL Electric Utilities businesses once again received J.D. Power® awards for residential customer satisfaction in July, ranking in first place among mid-sized and large electric utilities, respectively, in their regions. At the same time, Western Power Distribution achieved the top marks for customer satisfaction and stakeholder engagement in the U.K. for the seventh consecutive year. PPL's U.S. utilities also delivered power safely and reliably during heat waves that gripped their regions in late June and early July, reflecting the continued benefits of the major investments they have made, and continue to make, to strengthen grid resiliency and reliability.
"Our utilities continue to be among the very best in the regions they serve, and we're intent on keeping it that way as we focus on delivering best-in-sector operational performance, investing responsibly in a sustainable energy future, maintaining a strong financial foundation, and engaging and developing our people," Spence said.

Second-Quarter and Year-to-Date Earnings Details

PPL's reported earnings for the second quarter of 2018 included net special-item after-tax benefits of $131 million, or $0.18 per share, from foreign currency economic hedges partially offset by Kentucky state tax reform. Reported earnings for the second quarter of 2017 included net special-item after-tax charges of $64 million, or $0.09 per share, from foreign currency economic hedges.
PPL's reported earnings for the first six months of 2018 included net special-item after-tax benefits of $66 million, or $0.09 per share, from foreign currency economic hedges partially offset by Kentucky state tax reform. Reported earnings for the first six months of 2017 included net special-item after-tax charges of $86 million, or $0.13 per share, from foreign currency economic hedges.
As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). "Earnings from ongoing operations" is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per-share amounts)	2nd Quarter			Year To Date
	2018	2017	% Change	2018	2017	% Change
Reported earnings	$515	$292	76%	$967	$695	39%
Reported earnings per share	$0.73	$0.43	70%	$1.38	$1.01	37%

	2nd Quarter			Year To Date
	2018	2017	% Change	2018	2017	% Change
Earnings from ongoing operations	$384	$356	8%	$901	$781	15%
Earnings from ongoing operations per share	$0.55	$0.52	6%	$1.29	$1.14	13%

Second-Quarter and Year-to-Date Earnings by Segment

	2nd Quarter		Year To Date
Per share	2018	2017	2018	2017
Reported earnings
U.K. Regulated	$0.55	$0.22	$0.84	$0.63
Kentucky Regulated	0.11	0.12	0.30	0.26
Pennsylvania Regulated	0.11	0.11	0.32	0.22
Corporate and Other	(0.04)	(0.02)	(0.08)	(0.10)
Total	$0.73	$0.43	$1.38	$1.01

	2nd Quarter		Year To Date
	2018	2017	2018	2017
Special items (expense) benefit
U.K. Regulated	$0.19	$(0.09)	$0.10	$(0.13)
Kentucky Regulated	(0.01)	—	(0.01)	—
Pennsylvania Regulated	—	—	—	—
Corporate and Other	—	—	—	—
Total	$0.18	$(0.09)	$0.09	$(0.13)

	2nd Quarter		Year To Date
	2018	2017	2018	2017
Earnings from ongoing operations
U.K. Regulated	$0.36	$0.31	$0.74	$0.76
Kentucky Regulated	0.12	0.12	0.31	0.26
Pennsylvania Regulated	0.11	0.11	0.32	0.22
Corporate and Other	(0.04)	(0.02)	(0.08)	(0.10)
Total	$0.55	$0.52	$1.29	$1.14

Key Factors Impacting Earnings

U.K. Regulated Segment
PPL's U.K. Regulated segment primarily consists of the regulated electricity delivery operations of Western Power Distribution (WPD) plc, which serves Southwest and Central England and South Wales.
Reported earnings in the second quarter of 2018 increased by $0.33 per share compared to a year ago. Earnings from ongoing operations in the second quarter of 2018 increased by $0.05 per share. Excluding special items, factors driving earnings results included higher foreign currency exchange rates, higher pension income, higher sales volumes and higher prices from an April 1, 2018 price increase, partially offset by higher income taxes and the effect of share dilution.
Reported earnings in the first six months of 2018 increased by $0.21 per share compared to a year ago. Earnings from ongoing operations in the first six months of 2018 decreased by $0.02 per share. Excluding special items, factors driving earnings results included higher income taxes, the effect of share dilution and other factors, partially offset by higher foreign currency exchange rates and higher pension income.

Kentucky Regulated Segment
PPL's Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings in the second quarter of 2018 decreased by $0.01 per share compared to a year ago. Earnings from ongoing operations in the second quarter of 2018 were flat compared to a year ago. Excluding a special item related to Kentucky state tax reform, earnings increases associated with higher base electricity and gas rates effective July 1, 2017, and higher sales volumes due to favorable weather were largely offset by higher operation and maintenance expense and higher depreciation expense.
Reported earnings in the first six months of 2018 increased by $0.04 per share compared to a year ago. Earnings from ongoing operations in the first six months of 2018 increased by $0.05 per share. Excluding a special item related to Kentucky state tax reform, earnings increases associated with higher base electricity and gas rates effective July 1, 2017, and higher sales volumes due to favorable weather were partially offset by higher operation and maintenance expense and higher depreciation expense.

Pennsylvania Regulated Segment
PPL's Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings and earnings from ongoing operations in the second quarter of 2018 were flat compared to a year ago, driven primarily by returns on additional capital investments in transmission, offset by higher operation and maintenance expense and higher depreciation expense.
Reported earnings and earnings from ongoing operations in the first six months of 2018 increased by $0.10 per share compared to a year ago, driven primarily by returns on additional capital investments in transmission, higher distribution sales volumes and lower operation and maintenance expense, partially offset by higher depreciation expense.

Corporate and Other
PPL's Corporate and Other category primarily includes unallocated corporate-level financing and other costs.
The loss in second-quarter reported earnings and earnings from ongoing operations increased by $0.02 per share compared to a year ago, primarily due to income taxes.

The loss in reported earnings and earnings from ongoing operations for the first six months of 2018 decreased by $0.02 per share compared to a year ago, primarily due to income taxes.

2018 Earnings Forecast

	Reported Earnings		Earnings from Ongoing Operations
	2018 forecast midpoint	2017 actual	2018 forecast midpoint	2017 actual
Per share
U.K. Regulated	$1.43	$0.95	$1.33	$1.28
Kentucky Regulated	0.55	0.42	0.56	0.57
Pennsylvania Regulated	0.58	0.52	0.58	0.51
Corporate and Other	(0.14)	(0.25)	(0.14)	(0.11)
Total	$2.42	$1.64	$2.33	$2.25

(See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations.)

U.K. Regulated Segment
PPL projects higher segment earnings in 2018 compared with 2017. The increase in reported earnings reflects the 2017 unfavorable impact of U.S. tax reform and unrealized losses on foreign currency economic hedges. Excluding these 2017 special items, the increase is expected to be driven primarily by higher foreign currency exchange rates and higher pension income, partially offset by higher taxes and the effect of share dilution.
The remaining 2018 foreign currency exposure for this segment is 100 percent hedged at an average rate of $1.32 per pound.

Kentucky Regulated Segment
PPL projects higher reported segment earnings in 2018 compared with 2017, which reflects the 2017 unfavorable impact of U.S. tax reform. Excluding this 2017 special item, segment earnings are expected to be relatively flat, driven by favorable weather and higher base electricity and gas rates effective July 1, 2017, offset by higher operation and maintenance expense, higher depreciation expense, higher interest expense and a lower tax shield on holding company interest and expenses.

Pennsylvania Regulated Segment
PPL projects higher segment earnings in 2018 compared to 2017, driven primarily by higher transmission earnings, partially offset by higher depreciation expense, higher interest expense and the effect of share dilution.

Corporate and Other
PPL projects lower reported costs in 2018 compared with 2017, which reflects the 2017 unfavorable impact of U.S. tax reform. Excluding this 2017 special item, PPL projects costs to be higher in this category in 2018 compared with 2017 with a lower tax shield on holding company interest expense.

Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL's seven high-performing, award-winning utilities serve 10 million customers in the U.S. and United Kingdom. With more than 12,000 employees, the company is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.
# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about second-quarter 2018 financial results at 10 a.m. Eastern time on Tuesday, Aug. 7. The call will be webcast live, in audio format, together with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call. Interested individuals can access the live conference call via telephone at 1-888-346-8683. International participants should call 1-412-902-4270. Participants will need to enter the following "Elite Entry" number in order to join the conference: 8934502. Callers can access the webcast link at www.pplweb.com/investors under “Events.”

# # #

Management utilizes “Earnings from Ongoing Operations” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management's view of PPL's earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the effective tax rate of the entity where the activity is recorded. Special items include:

•	Unrealized gains or losses on foreign currency economic hedges (as discussed below).

•	Gains and losses on sales of assets not in the ordinary course of business.

•	Impairment charges.

•	Significant workforce reduction and other restructuring effects.

•	Acquisition and divestiture-related adjustments.

•	Other charges or credits that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations.

Unrealized gains or losses on foreign currency economic hedges include the changes in fair value of foreign currency contracts used to hedge British-pound-sterling-denominated anticipated earnings. The changes in fair value of these contracts are recognized immediately within GAAP earnings. Management believes that excluding these amounts from Earnings from Ongoing Operations until settlement of the contracts provides a better matching of the financial impacts of those contracts with the economic value of PPL’s underlying hedged earnings.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand for energy in our U.S. service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset or business acquisitions and dispositions; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism, or war or other hostilities; British pound sterling to U.S. dollar exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (1)
Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	June 30,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$852	$485
Accounts receivable	741	781
Unbilled revenues	453	543
Fuel, materials and supplies	288	320
Current price risk management assets	78	49
Other current assets	188	116
Property, Plant and Equipment
Regulated utility plant	38,999	38,228
Less: Accumulated depreciation - regulated utility plant	7,083	6,785
Regulated utility plant, net	31,916	31,443
Non-regulated property, plant and equipment	370	384
Less: Accumulated depreciation - non-regulated property, plant and equipment	108	110
Non-regulated property, plant and equipment, net	262	274
Construction work in progress	1,645	1,375
Property, Plant and Equipment, net	33,823	33,092
Noncurrent regulatory assets	1,530	1,504
Goodwill and other intangibles	4,002	3,955
Pension benefit asset	498	284
Noncurrent price risk management assets	185	215
Other noncurrent assets	192	135
Total Assets	$42,830	$41,479

Liabilities and Equity
Short-term debt	$1,864	$1,080
Long-term debt due within one year	203	348
Accounts payable	804	924
Other current liabilities	1,577	1,671
Long-term debt	20,217	19,847
Deferred income taxes and investment tax credits	2,760	2,591
Accrued pension obligations	665	800
Asset retirement obligations	297	312
Noncurrent regulatory liabilities	2,747	2,704
Other noncurrent liabilities	456	441
Common stock and additional paid-in capital	10,469	10,312
Earnings reinvested	4,266	3,871
Accumulated other comprehensive loss	(3,495)	(3,422)
Total Liabilities and Equity	$42,830	$41,479

(1)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating Revenues	$1,848	$1,725	$3,974	$3,676

Operating Expenses
Operation
Fuel	189	183	403	374
Energy purchases	148	136	389	351
Other operation and maintenance	506	432	974	902
Depreciation	273	246	542	488
Taxes, other than income	74	70	157	145
Total Operating Expenses	1,190	1,067	2,465	2,260

Operating Income	658	658	1,509	1,416

Other Income (Expense) - net	234	(68)	191	(77)

Interest Expense	235	222	474	439

Income Before Income Taxes	657	368	1,226	900

Income Taxes	142	76	259	205

Net Income	$515	$292	$967	$695

Earnings Per Share of Common Stock:
Net Income Available to PPL Common Shareowners:
Basic	$0.74	$0.43	$1.39	$1.02
Diluted	$0.73	$0.43	$1.38	$1.01

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	699,006	683,841	696,772	682,370
Diluted	700,976	686,351	698,161	684,725

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Six Months Ended June 30,
	2018	2017
Cash Flows from Operating Activities
Net income	$967	$695
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	542	488
Amortization	34	45
Defined benefit plans - (income)	(101)	(45)
Deferred income taxes and investment tax credits	171	201
Unrealized (gains) losses on derivatives, and other hedging activities	(91)	135
Other	7	17
Change in current assets and current liabilities
Accounts receivable	46	26
Accounts payable	(90)	(92)
Prepayments	(60)	(66)
Accrued interest	(79)	(77)
Unbilled revenues	91	70
Other	39	(43)
Other operating activities
Defined benefit plans - funding	(206)	(552)
Proceeds from transfer of excess benefit plan funds	65	—
Other	(10)	(12)
Net cash provided by operating activities	1,325	790
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(1,527)	(1,373)
Purchase of available-for-sale securities	(65)	—
Other investing activities	(57)	(12)
Net cash used in investing activities	(1,649)	(1,385)
Cash Flows from Financing Activities
Issuance of long-term debt	584	594
Retirement of long-term debt	(250)	(60)
Issuance of common stock	147	177
Payment of common stock dividends	(558)	(529)
Net increase in short-term debt	788	554
Other financing activities	(16)	(25)
Net cash provided by financing activities	695	711
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	(7)	7
Net Increase in Cash, Cash Equivalents and Restricted Cash	364	123
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	511	367
Cash, Cash Equivalents and Restricted Cash at End of Period	$875	$490

Supplemental Disclosures of Cash Flow Information
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at June 30,	$329	$284
Accrued expenditures for intangible assets at June 30,	$59	$56

Key Indicators (Unaudited)

	12 Months Ended
	June 30
Financial	2018	2017

Dividends declared per share of common stock	$1.61	$1.55
Book value per share (1)(2)	$16.08	$15.30
Market price per share (1)	$28.55	$38.66
Dividend yield	5.6%	4.0%
Dividend payout ratio (3)	79.9%	64.9%
Dividend payout ratio - earnings from ongoing operations (3)(4)	66.9%	65.7%
Return on common equity	12.9%	15.7%
Return on common equity - earnings from ongoing operations (4)	15.4%	15.5%
Spot rate of U.S. dollar per British pound sterling for Balance Sheet translation (5)	$1.33	$1.29
Average rate of U.S. dollar per British pound sterling for Statement of Income translation (6)	$1.29	$1.21

(1)	End of period.

(2)	Based on 699,128 and 685,473 shares of common stock outstanding (in thousands) at June 30, 2018 and June 30, 2017.

(3)	Based on diluted earnings per share.

(4)	Calculated using earnings from ongoing operations, which is a non-GAAP financial measure that includes adjustments described in the text and tables of this news release.

(5)	As of May 31, 2018 and 2017, as WPD is consolidated on a one-month lag.

(6)	Represents a year-to-date average and includes the impact of foreign exchange hedges.

Operating - Domestic & International Electricity Sales (Unaudited)

	3 Months Ended June 30,			6 Months Ended June 30,
			Percent			Percent
(GWh)	2018	2017	Change	2018	2017	Change

Domestic Retail Delivered
PPL Electric Utilities	8,549	8,211	4.1%	18,588	17,757	4.7%
LKE	7,572	7,160	5.8%	15,380	14,395	6.8%
Total	16,121	15,371	4.9%	33,968	32,152	5.6%

International Delivered
United Kingdom	18,808	18,322	2.7%	39,118	38,980	0.4%

Domestic Wholesale
LKE (1)	558	511	9.2%	1,264	1,077	17.4%

(1) Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

2nd Quarter 2018	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$394	$77	$75	$(31)	$515
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($37)	140	—	—	—	140
Kentucky state tax reform	—	(9)	—	—	(9)
Total Special Items	140	(9)	—	—	131
Earnings from Ongoing Operations	$254	$86	$75	$(31)	$384

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.55	$0.11	$0.11	$(0.04)	$0.73
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.19	—	—	—	0.19
Kentucky state tax reform	—	(0.01)	—	—	(0.01)
Total Special Items	0.19	(0.01)	—	—	0.18
Earnings from Ongoing Operations	$0.36	$0.12	$0.11	$(0.04)	$0.55

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date June 30, 2018	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$591	$210	$223	$(57)	$967
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($20)	75	—	—	—	75
Kentucky state tax reform	—	(9)	—	—	(9)
Total Special Items	75	(9)	—	—	66
Earnings from Ongoing Operations	$516	$219	$223	$(57)	$901

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.84	$0.30	$0.32	$(0.08)	$1.38
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.10	—	—	—	0.10
Kentucky state tax reform	—	(0.01)	—	—	(0.01)
Total Special Items	0.10	(0.01)	—	—	0.09
Earnings from Ongoing Operations	$0.74	$0.31	$0.32	$(0.08)	$1.29

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

2nd Quarter 2017	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$148	$79	$77	$(12)	$292
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $34	(64)	—	—	—	(64)
Total Special Items	(64)	—	—	—	(64)
Earnings from Ongoing Operations	$212	$79	$77	$(12)	$356

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.22	$0.12	$0.11	$(0.02)	$0.43
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.09)	—	—	—	(0.09)
Total Special Items	(0.09)	—	—	—	(0.09)
Earnings from Ongoing Operations	$0.31	$0.12	$0.11	$(0.02)	$0.52

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date June 30, 2017	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$434	$174	$156	$(69)	$695
Less: Special Items (expense) benefit:					—
Foreign currency economic hedges, net of tax of $46	(85)	—	—	—	(85)
Adjustment to investment, net of tax of $0	—	(1)	—	—	(1)
Total Special Items	(85)	(1)	—	—	(86)
Earnings from Ongoing Operations	$519	$175	$156	$(69)	$781

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.63	$0.26	$0.22	$(0.10)	$1.01
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.13)	—	—	—	(0.13)
Total Special Items	(0.13)	—	—	—	(0.13)
Earnings from Ongoing Operations	$0.76	$0.26	$0.22	$(0.10)	$1.14

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2017	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$652	$286	$359	$(169)	$1,128
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $59	(111)	—	—	—	(111)
Spinoff of the Supply segment, net of tax of ($1)	—	—	—	4	4
Other:
U.S. tax reform	(122)	(112)	10	(97)	(321)
Settlement of indemnification agreement, net of tax of ($2)	—	4	—	—	4
Adjustment to investment, net of tax of $0	—	(1)	—	—	(1)
Total Special Items	(233)	(109)	10	(93)	(425)
Earnings from Ongoing Operations	$885	$395	$349	$(76)	$1,553

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.95	$0.42	$0.52	$(0.25)	$1.64
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.15)	—	—	—	(0.15)
Other:
U.S. tax reform	(0.18)	(0.16)	0.01	(0.14)	(0.47)
Settlement of indemnification agreement	—	0.01	—	—	0.01
Total Special Items	(0.33)	(0.15)	0.01	(0.14)	(0.61)
Earnings from Ongoing Operations	$1.28	$0.57	$0.51	$(0.11)	$2.25

Reconciliation of PPL's Forecast of Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

	Forecast (per-share - diluted)
	2018 Midpoint
	U.K.	KY	PA	Corp.		High	Low
	Reg.	Reg.	Reg.	& Other	Total	2018	2018
Reported Earnings	1.43	0.55	0.58	(0.14)	2.42	2.49	$2.34
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.10	—	—	—	0.10	0.10	0.10
Kentucky state tax reform	—	(0.01)	—	—	(0.01)	(0.01)	(0.01)
Total Special Items	0.10	(0.01)	—	—	0.09	0.09	0.09
Earnings from Ongoing Operations	$1.33	$0.56	$0.58	$(0.14)	$2.33	$2.40	$2.25